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                                   EXHIBIT 11
                   WELLS FARGO & COMPANY AND SUBSIDIARIES
                  COMPUTATION OF EARNINGS PER COMMON SHARE

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
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                                                                Quarter               Nine months
                                                         ended Sept. 30,           ended Sept. 30,
                                                     ------------------         -----------------
(in millions)                                        1997          1996         1997         1996
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
PRIMARY EARNINGS PER COMMON SHARE
   Net income                                       $ 290         $ 321        $ 857       $  948
   Less preferred dividends                             5            19           21           47
                                                  -------       -------      -------      -------
      Net income for calculating primary
        earnings per common share                   $ 285         $ 302        $ 836       $  901
                                                  -------       -------      -------      -------
                                                  -------       -------      -------      -------
   Average common shares outstanding                 87.5          93.7         89.1         78.8
                                                  -------       -------      -------      -------
                                                  -------       -------      -------      -------
PRIMARY EARNINGS PER COMMON SHARE                   $3.26         $3.23        $9.38       $11.42
                                                  -------       -------      -------      -------
                                                  -------       -------      -------      -------
FULLY DILUTED EARNINGS PER COMMON SHARE (1)
   Net income                                       $ 290         $ 321        $ 857       $  948
   Less preferred dividends                             5            19           21           47
                                                  -------       -------      -------      -------
      Net income for calculating fully
         diluted earnings per common share          $ 285         $ 302        $ 836       $  901
                                                  -------       -------      -------      -------
                                                  -------       -------      -------      -------
   Average common shares outstanding                 87.5          93.7         89.1         78.8
   Add exercise of options, warrants and
      share rights, reduced by the number
      of shares that could have been
      purchased with the proceeds from
      such exercise                                    .9           1.6          1.0          1.6
                                                  -------       -------      -------      -------
   Average common shares outstanding as adjusted     88.4          95.3         90.1         80.4
                                                  -------       -------      -------      -------
                                                  -------       -------      -------      -------
FULLY DILUTED EARNINGS PER COMMON SHARE             $3.23         $3.17        $9.28       $11.20
                                                  -------       -------      -------      -------
                                                  -------       -------      -------      -------

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(1)   This presentation is submitted in accordance with Item 601(b)(11) of
      Regulation S-K. This presentation is not required by APB Opinion No. 15, because it results in dilution of less than 3%.